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                                                                   EXHIBIT (23)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Banc Corporation
Birmingham, Alabama

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-72747, No. 333-58170, No. 333-70953, No.
333-123397 and No. 333-123398) of The Banc Corporation of our report dated April 20, 2005, relating to The Banc Corporation management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of The Banc Corporation and subsidiaries appearing in the Company's Amendment No. 2 on Form 10-K/A to the Annual Report on Form 10-K for the year ended December 31, 2004.



/s/ Carr, Riggs & Ingram LLC

Montgomery, Alabama
May 2, 2005